         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 1998

                                REGISTRATION NO.

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER

                           THE SECURITIES ACT OF 1933

                                 ---------------

                                 IMMUNOGEN, INC.

             (Exact name of registrant as specified in its charter)

             MASSACHUSETTS                                 04-2726691
    (State or other jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                    Identification No.)

       333 PROVIDENCE HIGHWAY, NORWOOD, MASSACHUSETTS 02062 (781) 769-4242
      (Address, including zip code, and telephone, including area code, of registrant's principal executive offices)

                                 ---------------

                                 MITCHEL SAYARE
                            CHAIRMAN OF THE BOARD AND
                             CHIEF EXECUTIVE OFFICER
                                 IMMUNOGEN, INC.
                             333 PROVIDENCE HIGHWAY
                                NORWOOD, MA 02062
                                 (781) 769-4242
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:

                          JONATHAN L. KRAVETZ, ESQUIRE
               MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
                              ONE FINANCIAL CENTER
                                BOSTON, MA 02111
                                 (617) 542-6000

                                 ---------------

    Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                            PROPOSED              PROPOSED
 TITLE OF EACH                                                              MAXIMUM               MAXIMUM              AMOUNT OF
 CLASS OF SECURITIES                                AMOUNT TO BE         OFFERING PRICE          AGGREGATE            REGISTRATION
 TO BE REGISTERED                                    REGISTERED            PER SHARE           OFFERING PRICE             FEE
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.01 per share               475,425              $1.72 (1)              $817,731              $240.35
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low sale prices of the Common Stock par value $.01 per share, of ImmunoGen, Inc. (the "Common Stock"), as reported on the Nasdaq National Market on March 18, 1998.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNITL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                                 IMMUNOGEN, INC.
                         475,425 SHARES OF COMMON STOCK
                          (PAR VALUE OF $.01 PER SHARE)

The 475,425 shares of Common Stock of ImmunoGen, Inc., a Massachusetts corporation ("ImmunoGen" or the "Company"), offered hereby are being sold by the selling stockholders identified herein (the "Selling Stockholders"). Such offers and sales may be made on one or more exchanges, in the over-the-counter market, or otherwise, at prices and on terms then prevailing, or at prices related to the then-current market price, or in negotiated transactions, or by underwriters pursuant to underwriting agreements in customary form, or in a combination of any such methods of sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the Securities Act. The Selling Stockholders are identified and certain information with respect to them is provided under the caption "Selling Stockholders" herein, to which reference is made. The expenses of the registration of the securities offered hereby, including fees of counsel for the Company, will be paid by the Company. The following expenses will be borne by the Selling Stockholders: underwriting discounts and selling commissions, if any, and the fees of legal counsel, if any, for the Selling Stockholders. The filing by the Company of this Prospectus in accordance with the requirements of Form S-3 is not an admission that any person whose shares are included herein is an "affiliate" of the Company.

The Selling Stockholders have advised the Company that they have not engaged any person as an underwriter or selling agent for any of such shares, but may in the future elect to do so, and they will be responsible for paying such a person or persons customary compensation for so acting. The Selling Stockholders and any broker executing sell orders on behalf of any Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. The Company will not receive any of the proceeds from the sale of the securities offered hereby. The Common Stock is listed on the Nasdaq Stock Market ("Nasdaq") under the symbol IMGN. On March 13, 1998, the closing sale price of the Common Stock, as reported by Nasdaq, was $1.6875 per share.

                                 ---------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS.

                                 ---------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                 ---------------

    No person is authorized in connection with any offering made hereby to give any information or to make any representations other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                 ---------------

                     THE DATE OF THIS PROSPECTUS IS MARCH 20, 1998.

                              AVAILABLE INFORMATION

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this Prospectus.

The Company has filed with the Commission in Washington, D.C. a registration statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the securities offered or to be offered hereby. This Prospectus does not contain all of the information included in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto.

The Company will provide, without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference, excluding exhibits. Requests should be made to ImmunoGen, Inc., 333 Providence Highway, Norwood, MA 02062, telephone
(781) 769-4242 and directed to the attention of the Treasurer.

                                TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----
    RISK FACTORS                                                 -  4 -
    THE COMPANY                                                  - 10 -
    SELLING STOCKHOLDERS                                         - 10 -
    PLAN OF DISTRIBUTION                                         - 11 -
    LEGALITY OF COMMON STOCK                                     - 11 -
    EXPERTS                                                      - 11 -
    INCORPORATION OF CERTAIN INFORMATION BY REFERENCE            - 12 -
    PART II. INFORMATION NOT REQUIRED IN PROSPECTUS               II-1
    SIGNATURES                                                    II-4

                                  RISK FACTORS

An investment in the shares being offered by this Prospectus involves a high degree of risk. The following factors, in addition to those discussed elsewhere in the Prospectus or incorporated herein by reference, should be carefully considered in evaluating the Company and its business prospects before purchasing shares offered by this Prospectus. This Prospectus contains and incorporates by reference forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation ReForm Act of 1995. Reference is made in particular to the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (the "Form 10-K") and the Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 (as amended by Amendment No.1 on Form 10-Q/A dated November 24, 1997) and December 31, 1997, and under "Business" in the Form 10-K, incorporated in this Prospectus by reference. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the risk factors below. Actual results could differ materially from those projected in the forward looking statements.

NEED FOR ADDITIONAL FUNDS AND ACCESS TO CAPITAL FUNDING. The Company's cash resources at March 1, 1998 were approximately $2.2 million. This amount includes cash received by Apoptosis Technology, Inc. ("ATI"), the Company's 96.5%-owned subsidiary, from its collaborator, BioChem Pharma, Inc. ("BioChem"); $225,000 received in October 1997 under a $750,000 grant from the Small Business Innovation Research ("SBIR") Program of the National Cancer Institute to advance development over a two-year period of the Company's lead product candidate, huC242-DM1; and $1.0 million received in December 1997 from the sale of the Company's Series E Convertible Preferred Stock to an institutional investor in a $3.0 million transaction expected to be completed in two additional installments: $500,000 to be received in March 1998 and the remaining $1.5 million to be received on or before July 31, 1998, subject to the terms of the agreement. Based on the Company's current operations, the Company believes that its present funds, together with additional issuances of Series E stock, should be sufficient to fund the Company's operations through at least October, 1998. In addition, the Company is actively engaged in discussions with third parties regarding potential financing and/or strategic partnering arrangements involving an equity investment or other funding in the Company by such third parties. However, there can be no assurance that these discussions will result in a completed transaction. Any such additional funding may result in significant dilution to the Company's current stockholders. If the Company is unable to obtain financing on acceptable terms in the future or obtain funds through arrangements with collaborative partners, which may require the Company to relinquish certain material rights to its technology, it could be forced to further scale back or discontinue its operations.

HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT. The Company has been unprofitable since inception and expects to incur additional net losses over the next several years, assuming it is able to raise sufficient working capital to continue operations. The amount of net losses and the time required by the Company to reach sustained profitability are highly uncertain. To achieve profitability, the Company must, among other things, successfully complete development of its products, obtain regulatory approvals and establish manufacturing and marketing capabilities. There can be no assurance that the Company will be able to achieve profitability at all or on a sustained basis.

UNCERTAINTIES ASSOCIATED WITH CLINICAL TRIALS. The Company has conducted and plans to continue to undertake extensive and costly clinical testing to assess the safety and efficacy of its potential products. The rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the nature of the Company's clinical trial protocols, existence of competing protocols, size of the patient population, proximity of patients to clinical sites and eligibility criteria for the study. Delays in patient enrollment will result in increased costs and delays, which could have a material adverse effect on the Company. The Company cannot assure that patients enrolled in the Company's clinical trials will continue in the trials or will respond to the Company's product candidates. Setbacks are to be expected in conducting human clinical trials. Failure to comply with the United States Food and Drug Administration (the"FDA") regulations applicable to such testing can result in delay, suspension or cancellation of such testing, and/or refusal by the FDA to accept the results of such testing. In addition, the FDA may suspend clinical trials at any time if it concludes that the subjects or patients participating in such trials are being exposed to unacceptable health risks. Alternatively, the FDA may require additional trials if it finds that the results of the ongoing trials are inconclusive. Further, there can be no assurance that human clinical testing will show any current or future product candidate to be safe and effective or that data derived therefrom will be suitable for submission to the FDA. See "Business--Regulatory Issues," in the Company's Form 10-K.

EARLY STAGE OF INITIAL PRODUCT DEVELOPMENT. The Company has not begun to market or generate revenues from the sale of products. In March 1997, the Company discontinued development of its lead product candidate, Oncolysin B, based on preliminary data from the Phase III clinical trial. The Company intends to focus its resources on potential products under development for the treatment of colorectal cancer and small-cell lung cancer, now in research and preclinical development, and on drug development based on proprietary apoptosis screens. The Company's products will require significant additional development, laboratory and clinical testing and investment prior to commercialization. There can be no assurance that such products will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed.

MANUFACTURING RISKS. The Company has not yet commercially introduced any products. To be successful, the Company's products must be manufactured in commercial quantities, in compliance with regulatory requirements and at acceptable costs. Although the Company has produced its products in the laboratory and scaled its production process to pilot levels, production in commercial quantities will create substantial technical as well as financial challenges for the Company. The Company's current facilities are not yet approved by the FDA for commercial production of its proposed products, and there can be no assurance that such approval will be obtained. In order to manufacture its products in commercial quantities, the Company will have to enhance its existing manufacturing facilities, which will require additional funds, or rely on the manufacturing expertise of a strategic partner or contract manufacturer. The Company has no experience in large-scale manufacturing, and no assurance can be given that the Company will be able to make the transition to commercial production successfully.

LACK OF MARKETING AND DISTRIBUTION EXPERIENCE. Although the Company may market certain of its products through a direct sales force if and when regulatory approval is obtained, it currently has no marketing or sales staff. To the extent that the Company determines not to, or is unable to, arrange third-party distribution for its products, significant additional expenditures, management resources and time will be required to develop a sales force. There can be no assurance that the Company will be able to establish such a sales force or be successful in gaining market acceptance for its products.

RISK OF TECHNOLOGICAL CHANGE AND COMPETITION. The biotechnology industry is subject to rapid and significant technological change. Competitors of the Company engaged in all areas of biotechnology in the United States and abroad are numerous and include major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any which have been or are being developed by the Company or which would render the Company's technology and products obsolete and noncompetitive. The Company's competitors may also succeed in obtaining patent protection in other intellectual property rights that would block the Company's ability to develop its proposed products. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, many of the Company's competitors have significantly greater experience than the Company in preclinical testing and human clinical trials of new or improved pharmaceutical products and in obtaining the FDA and other regulatory approvals of products for use in health care. The Company has limited experience in conducting and managing preclinical and clinical testing necessary to obtain government approvals. Accordingly, the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it currently has no experience.

DEPENDENCE ON PATENTS AND PROPRIETARY RIGHTS. The patent situation in the field of biotechnology generally is highly uncertain and involves complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Accordingly, there can be no assurance that patent applications relating to the Company's products or technology will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology.

There has been significant litigation in the biotechnology industry regarding patent and other intellectual property rights. This litigation is likely to continue in the future. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's resources. Also, patents and applications owned or licensed by the Company may become the subject of interference proceedings in the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company, as well as a possible adverse decision as to priority of invention of the patent or patent application involved. An adverse decision in an interference proceeding may result in the Company's loss of rights under a patent or patent application subject to such a proceeding. In addition, companies may obtain patents claiming products or processes that are necessary for or useful to the development of the Company's products and bring legal actions against the Company claiming infringement and may seek to recover damages and to enjoin the Company from manufacturing and marketing the affected product or process. If any such actions are successful, in addition to any potential liability for damages, the Company may be required to obtain licenses from others to continue to develop, manufacture or market its products. There can be no assurance that the Company will prevail in any such action or that it will be able to obtain such licenses on commercially reasonable terms.

The Company and its subsidiary, ATI, seek patent protection for their proprietary technology and products both in the United States and abroad. The Company has received two United States patents and one European patent claiming the use of maytansinoids in conjugated form as an invention, two United States patents claiming use of DC1 and its analogs in immunoconjugates and one United States patent claiming methods and use of its resurfacing technology. ATI has received two United States patents. One patent claims the GD (BH3) domain as a molecular target for the development of drugs which regulate apoptosis and one patent claims specific antibodies to the apoptosis-related protein, Bcl-Y (also referred to as Bak).

In addition, four patents have been issued to Dana-Farber Cancer Institute ("Dana-Farber") in the United States covering immunoconjugate technology exclusively licensed by ImmunoGen from Dana-Farber. Two of these patents claim a monoclonal antibody specific to small-cell lung carcinoma cells as an invention and two of these patents claim the use of blocked ricin in immunoconjugates. A patent assigned to Dana-Farber and exclusively licensed to ATI, claiming composition of TIA 1 binding proteins, was allowed. Nine additional Dana-Farber patents had been exclusively licensed to ImmunoGen, or ATI, and, at the Company's option, have reverted back to Dana-Farber.

In order to practice its antibody humanization technology using either Complementarity Determining Region ("CDR") grafting or resurfacing, the Company may need to obtain one or more licenses under patents issued to third parties. The Company understands that such licenses may be available on what it believes to be commercially acceptable terms. However, there can be no assurance that any such licenses will in fact be, or continue to be, available on commercially acceptable terms, if at all.

The Company also relies upon unpatented proprietary technology. No assurance can be given that others will not duplicate or independently develop substantially equivalent technology, or otherwise gain access to the Company's proprietary technology or disclose such technology, or that the Company can meaningfully protect its rights in such unpatented proprietary technology.

DEPENDENCE ON OTHERS. The Company plans to conduct certain aspects of its future operations with third-party collaborators who may fund collaborative work with the Company. While the Company believes its potential collaborators will have an economic motivation to succeed in performing their obligations under such arrangements, the amount and timing of funds and other resources to be devoted under such arrangements will be controlled by such other parties and would be subject to financial or other difficulties that may befall such other parties. Thus, no assurance can be given that the Company will generate any revenues from such arrangements. In addition, although the Company is currently exploring entry into such arrangements, no such arrangements have been concluded nor is there any assurance that any such arrangements will ever come into effect.

DEPENDENCE ON KEY PERSONNEL. The Company's success is dependent on certain key management and scientific personnel. Competition for qualified employees among biotechnology companies is intense, and the loss of key personnel, or the inability to attract and retain the additional, highly skilled employees required for the expansion of the Company's activities, could adversely affect its business, financial condition and results of operation.

GOVERNMENT REGULATION. The production and marketing of the Company's products and its ongoing research and development activities are subject to regulation by numerous governmental authorities in the United States and other countries. The rigorous preclinical and clinical testing requirements and regulatory approval processes typically take a number of years and require the expenditure of substantial resources. Delays in obtaining regulatory approvals would adversely affect the marketing of products developed by the Company and the Company's ability to receive product revenues or royalties. In light of the limited regulatory history of monoclonal antibody-based therapeutics, there can be no assurance that regulatory approvals for the Company's products will be obtained without lengthy delays, if at all. Moreover, the Company is, or may become, subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research work. In addition, the Company cannot predict the extent to which existing or proposed governmental regulations might have an adverse effect on the production and marketing of the Company's products.

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT. In both domestic and foreign markets, sales of the Company's proposed products will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's proposed products will be considered cost effective or that adequate third-party reimbursement will be available to enable ImmunoGen to maintain price levels sufficient to realize an appropriate return on its investments in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before any of the Company's proposed products are approved for marketing. Adoption of such legislation and regulations could further limit reimbursement for medical products and services.

HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS. The Company's research and development activities involve the controlled use of hazardous materials, chemicals, biological materials and radioactive compounds. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the Company's resources. The Company may be required to incur significant costs to comply with environmental laws and regulations in the future. Current or future environmental laws or regulation may have a material adverse effect on the Company's business, financial condition and results of operation.

PRODUCT LIABILITY EXPOSURE. The use of the Company's product candidates during testing or after approval entails an inherent risk of adverse effects which could expose the Company to product liability claims. There can be no assurance that the Company would have sufficient resources to satisfy any liability resulting from these claims. The Company currently has limited product liability insurance for products which were in clinical testing. There can be no assurance that such coverage will be adequate in scope to protect the Company in the event of a successful product liability claim. Further, there can be no assurance that the Company will be able to maintain such insurance or obtain general product liability insurance on reasonable terms and at an acceptable cost once the Company begins commercial production of its proposed products or that such insurance will be in sufficient amounts to provide the Company with adequate coverage against potential liabilities.

VOLATILITY OF STOCK PRICE. The market prices for securities of biotechnology companies have been volatile. The market price for the Common Stock has fluctuated significantly since public trading commenced in 1989, and it is likely that the market price will continue to fluctuate in the future. Announcements of technological innovations or new commercial products by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, public concern as to the safety of biotechnology products and economic and other external factors, including the outbreak or material escalation of hostilities or other calamity or crisis, as well as period-to-period fluctuations in financial results, may have a significant impact on the Company's business and on the market price of the Common Stock. Sales of substantial amounts of the Common Stock in the public market may also have an adverse impact on the market price of the Common Stock.

ABSENCE OF DIVIDENDS. The Company has not paid any cash dividends on its capital stock since inception. Furthermore, the Company does not anticipate paying cash dividends in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the public market could have an adverse effect on the price of the Common Stock. In addition to the shares offered hereby, approximately 24,884,325 shares of Common Stock were freely tradable on the open market as of March 1, 1998. Further, approximately 874,270 shares are eligible for sale pursuant to Rule 144 of the Securities Act. Also, as of March 1, 1998, options to purchase 2,605,355 shares of Common Stock were outstanding pursuant to the Company's stock option plans and 1,113,648 of such shares were vested and could be exercised at any time prior to their respective expiration dates. As of March 1, 1998, 26,738 shares of Common Stock were issuable upon the exercise of warrants issued in connection with a capital lease financing in March 1994, 2,102,299 shares of Common Stock were issuable upon the exercise of warrants issued to date in connection with the Company's March 1996 Financing (see below) and 2,597,117 shares of Common Stock were issuable upon the exercise of warrants issued to date in connection with the Company's October 1996 Private Placement (see below). Also as of March 1, 1998, warrants to purchase shares of Common Stock equal to $3,538,000 invested to that date in the Company's subsidiary, ATI, by BioChem have been issued, and 941,176 shares of Common Stock were issuable upon the exercise of warrants issued to that date in connection with the Company's December 1997 Private Placement.

In March 1996, the Company issued $5.0 million principal amount convertible debentures (the "Debentures") in a private placement (the "March 1996 Financing"). As part of the March 1996 Financing, the Company issued a $2.5 million principal amount debenture (the "First Debenture") on March 25, 1996. In June 1996, the First Debenture, together with interest thereon, was converted into shares of Common Stock, and warrants (the "First Warrant") to purchase 509,000 shares of Common Stock (the "First Warrant Shares") at an exercise price of $4.00 per share were issued. The First Warrants expire in March 2001. In June 1996, a second $2.5 million convertible debenture (the "Second Debenture") was issued and then converted into 2,500 shares of Series A Convertible Preferred Stock ("Series A Stock") in October 1996. As of March 1, 1998, all 2,500 shares of Series A Stock plus accrued interest thereon had been converted into 2,676,235 shares of the Company's Common Stock. In June 1996, the Company issued additional warrants to purchase 500,000 shares of the Company's Common Stock (the "Additional Warrants") in connection with the conversion of the First Debenture into Common Stock. The Additional Warrants have an exercise price equal to $6.00 per share and expire in March 2001. Additionally, warrants to purchase 250,000 shares of the Company's Common Stock were issued as finder's fees in connection with the issuance of the Debentures. Upon conversion of the Series A Stock, the holder received warrants (the "Second Warrants") to purchase a number of shares of Common Stock equal to 50% of the number of shares issuable upon conversion of the Series A Stock. The Second Warrants are exercisable at $4.00 per share and expire five years after the date of issuance. As of March 1, 1998, warrants to purchase 1,338,117 shares of the Company's Common Stock were issued on conversion of the Series A Stock. There can be no assurance, however, that any or all of the warrants will be exercised, or that the Company will receive any proceeds from such exercise. The Company has registered for resale 3,877,000 shares of Common Stock in connection with the Series A Stock, the First and Second Warrants, the Additional Warrant and the Warrants issued as a finder's fee.

In October 1996, the Company sold $3.0 million of Series B Convertible Preferred Stock ("Series B Stock") in connection with the October 1996 Private Placement. As of March 1, 1998, all 3,000 shares of the Series B Stock plus accrued dividends thereon had been converted into 1,384,823 shares of the Company's Common Stock. In connection with the issuance of the Series B Stock, warrants to purchase 500,000 shares of the Company's Common Stock were also issued. Of these, 250,000 warrants (the "October 1996 Warrants") are exercisable at $5.49 per share and expire in October 2001. The remaining 250,000 warrants are exercisable at $3.68 per share and expire in January 2002. There can be no assurance that any or all of the warrants will be exercised, or that the Company will receive any proceeds from such exercise. The Company has registered for resale 1,916,666 shares of Common Stock in connection with the Series B Stock and October 1996 Warrants.

In January 1997, the Company sold $3.0 million of Series C Convertible Stock ("Series C Stock") in connection with the October 1996 Private Placement. As of March 1, 1998, all 3,000 shares of the Series C Stock plus accrued dividends thereon had been converted into 2,719,738 shares of the Company's Common Stock. In connection with the Series C Stock, 1,147,754 warrants to purchase Common Stock were issued to the investor ("the April 1997 Warrants"). These warrants are exercisable at $2.31 per share and expire in April, 2002. There can be no assurance that any or all of the warrants will be exercised, or that the Company will receive any proceeds from such exercise. The Company has registered for resale 6,000,000 shares of Common Stock in connection with the Series C Stock and April 1997 Warrants.

In June 1997, the Company sold $1.0 million of Series D Convertible Preferred Stock ("Series D Stock") in connection with the October 1996 Private Placement. As of March 1, 1998, all 1,000 shares of the Series D Stock plus accumulated dividends thereon had been converted into 1,001,387 shares of the Company's Common Stock. In connection with the Series D Stock 454,545 warrants to purchase Common Stock were issued to the investor ("the September 1997 Warrants"). These warrants are exercisable at $1.94 per share and expire in September 2002. There can be no assurance that any or all of the warrants will be exercised, or that the Company will receive any proceeds from such exercise. The Company has registered for resale 2,757,862 shares of Common Stock in connection with the Series D Stock and September 1997 Warrants.

In July 1997, ATI entered into a collaboration agreement with BioChem. The agreement grants BioChem an exclusive, worldwide license to ATI's proprietary screens based on two families of proteins involved in apoptosis, for use in identifying leads for anti-cancer drug development. The agreement also covers the development of new screens in two areas. Under the agreement, BioChem will invest a total of $11.125 million in non-voting convertible preferred stock of ATI in a series of private placements over a three-year period to be used exclusively to fund research conducted under the collaboration during a three-year research term. As of March 1, 1998, $3.538 million had been paid under the agreement. The balance of $7.587 million will be paid in equal quarterly installments of $843,000. The preferred stock is convertible into ATI common stock at any time after three years from the date of first issuance of such stock, at a conversion price equal to the then current market price of the ATI common stock, but in any event at a price that will result in BioChem acquiring at least 15% of the then outstanding ATI common stock. As part of this agreement, BioChem also receives warrants to purchase shares of ImmunoGen Common Stock equal to the amount invested in ATI during the three-year research term. These warrants will be exercisable for a number of shares of ImmunoGen Common Stock determined by dividing the amount of BioChem's investment in ATI by the market price of the ImmunoGen Common Stock on the exercise date, subject to certain limitations. The exercise price is payable either in cash or shares of ATI preferred stock, at BioChem's option. The warrants are expected to be exercised only in the event that the shares of ATI common stock do not become publicly traded. In the event that ATI common stock does not become publicly traded, the Company expects that BioChem will use its shares of ATI preferred stock, in lieu of cash, to exercise the warrants.

In December 1997, the Company entered into an agreement to sell $3.0 million of its Series E Convertible Preferred Stock ("Series E Stock") to an institutional investor. The investment is expected to be completed in three installments. As of March 1, 1998, $1.0 million had been received; the remainder is expected to be received as follows, $500,000 to be received in March 1998 and the remaining $1.5 million to be received on or before July 31, 1998, subject to the terms of the agreement. The Series E Stock will be convertible into Common Stock at the end of a two-year holding period at $1.0625 per share. Under the terms of the agreement, the investor is entitled to receive warrants equal to 100% of the number of shares of Common Stock issuable on conversion of the Series E Stock. As of March 1, 1998, warrants to purchase 941,176 shares of Common Stock had been issued. These warrants have an exercise price of $2.125 per share and expire in 2004. There can be no assurance that any or all of the warrants will be exercised, or that the Company will receive any proceeds from such exercise. The holders of the Series E Stock have certain rights to register Common Stock issued in connection with the sale of the Series E Stock under the Securities Act for sale to the public, subject to certain conditions and limitations. These registration rights can be exercised for a period of two years following the first issuance of registrable securities. Only one such request for registration of Common Stock can be made with respect to each sale of Series E Stock. In addition, on completion of the sale of all $3.0 million of Series E Stock, the Company will issue 75,000 shares of Common Stock to a third party as a finder's fee.

The holders of approximately 792,769 shares of Common Stock (the "Registrable Securities") are entitled to certain rights to register such shares under the Securities Act for sale to the public, pursuant to a Registration Rights Agreement by and among the Company and the holders of Registrable Securities, as amended (the "Registration Rights Agreement"). The holders of Registrable Securities include Aeneas Venture Corporation. Such holders have the right to require the Company, on not more than two occasions, whether or not the Company proposes to register any of its Common Stock for sale, to register all or part of their shares for sale to the public under the Securities Act, subject to certain conditions and limitations. In addition, holders of Registrable Securities may require the Company to register all or part of their shares on Form S-3 (or a successor short Form or registration) if the Company then qualifies for use of such form, subject to certain conditions and limitations. The Registration Rights Agreement was amended on October 9, 1991 to limit the circumstances pursuant to which the registration rights granted thereunder may be transferred to third parties and to amend certain procedural requirements.

In addition, pursuant to registration rights agreements between the Company and holders of the Company's Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock (the "Preferred Stock") and/or related warrants (the "Warrants"), such holders are entitled to rights to require the Company to register for resale to the public under the Securities Act all shares of Common Stock issued or issuable to such holders on conversion of the Preferred Stock and /or exercise of the Warrants. The number of shares and warrants issued to the preferred shareholder is determined according to a predetermined formula. As of March 1, 1998, approximately 4,699,416 shares of Common Stock are beneficially held by such holders.

As part of the agreement entered into in July 1997 between the Company, its subsidiary, ATI, and BioChem (the "holder"), the holder receives warrants to purchase shares of the Company's Common Stock equal to the amount invested in ATI over a three-year period. These warrants become exercisable at the end of the three-year period at the then current market price of the Common Stock. Pursuant to a registration rights agreement between the Company and the holder, at the end of the three-year period the holder is entitled to certain rights to require the Company to register for sale to the public under the Securities Act all registrable securities. As of March 1, 1998, amounts to purchase Common Stock equal to the $3.538 million invested as of that date have been issued to the holder.

DILUTION. Dilution is likely to occur upon conversion of the Company's outstanding preferred stock, and also upon the exercise of outstanding stock options and warrants. See "Shares Eligible for Future Sale."

                                   THE COMPANY

ImmunoGen develops pharmaceuticals, primarily for the treatment of cancer. In March 1997, the Company discontinued development of its lead product candidate, Oncolysin B, based on preliminary data from the Phase III clinical trial. The Company intends to focus its resources on potential products under development for the treatment of colorectal cancer and small-cell lung cancer, now in research and preclinical development, and on drug development based on proprietary apoptosis screens.

Through its majority-owned subsidiary, ATI, the Company is developing additional technology platforms based on the regulation of programmed cell death, or apoptosis. ATI is applying its understanding of how apoptotic pathways are triggered in cells to identify product candidates for the treatment of cancer and viral infections, two targets where inhibition of apoptosis is recognized as an essential element of the disease. ATI has identified several key proteins which play a role in the regulation of apoptosis in cancer cells and viruses and, using these, has developed proprietary screens with which to identify leads for drug development.

The Company was organized in 1981 as a Massachusetts corporation. The Company's principal offices are located at 333 Providence Highway, Norwood, Massachusetts 02062, and its telephone number is (781) 769-4242.

                              SELLING STOCKHOLDERS

The shares of Common Stock offered hereby by the Selling Stockholders were issued by the Company to the Selling Stockholders pursuant to a Stock Purchase Agreement dated as of January 11, 1993 between the Company, Dr. Stuart Schlossman, Dana Farber and ATI.

The number of shares registered on the Registration Statement of which this Prospectus is a part and the number of shares offered hereby have been determined by agreement between the Company and the Selling Stockholders.

The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock by the Selling Stockholders as of March 1, 1998, and as adjusted to reflect the sale of the Common Stock offered hereby by the Selling Stockholders.


                                      SHARES            NUMBER OF               SHARES
                                  OWNED PRIOR TO       SHARES BEING           OWNED AFTER
SELLING STOCKHOLDER                  OFFERING             OFFERED             OFFERING(1)
-------------------               --------------       ------------           -----------
                                                                          NUMBER      PERCENT
                                                                          ------      -------
Stuart F. Schlossman, M.D.(3)         246,294            237,713          8,581         * (2)

Stuart Schlossman 1994
  Irrevocable Trust dated as
  of 9/26/94 -
  Robert L. Schlossman Share          118,856            118,856             0            --

Stuart Schlossman 1994
  Irrevocable Trust dated as
  of 9/26/94 -
  Peter E. Schlossman Share           118,856            118,856             0            --

*  Less than 1%

(1) Assumes the sale of all shares offered hereby to unaffiliated third parties.

(2) Based on 24,884,325 shares of Common Stock outstanding on March 1, 1998.

(3) Dr. Stuart Schlossman disclaims beneficial ownership of shares owned by the trusts.

                              PLAN OF DISTRIBUTION

The 475,425 shares of Common Stock of the Company offered hereby may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on one or more exchanges or in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The methods by which the shares may be sold may include, but not be limited to, the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e) privately negotiated transactions; (f) short sales; and (g) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also sell such shares in accordance with Rule 144 under the Securities Act.

From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith. From time to time Selling Stockholders may pledge their shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a Selling Stockholder, the broker may offer and sell the pledged shares of Common Stock from time to time. The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the shares being offered hereunder until March 2000 or such earlier date when all of the shares being offered hereunder have been sold or may be sold without volume or other restrictions pursuant to Rule 144 or Rule 144A under the Securities Act, as determined by counsel to the Company pursuant to a written opinion letter.

The Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereunder.

All proceeds from any such sales will be the property of the Selling Stockholders who will bear the expense of underwriting discounts and selling commissions, if any, and its own legal fees.

                            LEGALITY OF COMMON STOCK

The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                     EXPERTS

The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 have been so incorporated in reliance on the report (which includes an explanatory paragraph concerning uncertainties surrounding the Company's ability to continue as a going concern) of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed with the Commission are incorporated herein by reference:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

(b) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, as amended by Amendment No. 1 dated November 24, 1997.

(c) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997.

(d) The Company's Current Report on Form 8-K for the August 1, 1997 event.

(e) The Company's Current Report on Form 8-K for the December 11, 1997 event.

(f) The description of the Company's capital stock contained in the Company's registration statement on Form 8-A under the 1934 Act (File No. 0-17999), including amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the SEC registration fee, the amounts stated are estimates.


           SEC Registration Fee                               $    245.44

           Legal Fees and Expenses                               2,000.00

           Accounting Fees and Expenses                          1,000.00

           Miscellaneous                                         7,500.00
                                                              -----------
                     TOTAL                                    $ 10,745.44
                                                              ===========


The Selling Stockholder will bear the expense of its own legal counsel and miscellaneous fees and expenses, if any.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 6(d) of the Registrant's Restated Articles of Organization provides as follows:

"(d) The liability of the Directors of the Corporation shall be limited to the fullest extent permitted by Section 13(b)(1 1/2) of the Massachusetts Business Corporation Law."

Section 6.6 of the Registrant's By-Laws provides as follows:

"Section 6.6 Indemnification of Officers, Directors, and Members of the Scientific Advisory Board. The corporation shall indemnify and hold harmless each person, now or hereafter an officer or Director of the corporation, or a member of the Scientific Advisory Board, from and against any and all claims and liabilities to which he may be or become subject by reason of his being or having been an officer, Director of member of the Scientific Advisory Board of the corporation or by reason of his alleged acts or omissions as an officer, Director or member of the Scientific Advisory Board of the corporation, and shall indemnify and reimburse each such officer, Director and member of the Scientific Advisory Board against and for any and all legal and other expenses reasonably incurred by him in connection with any such claims and liabilities, actual or threatened, whether or not at or prior to the time which so indemnified, held harmless and reimbursed he has ceased to be an officer, Director or member of the Scientific Advisory Board of the corporation, except with respect to any matter as to which such officer, Director or member of the Scientific Advisory Board of the corporation shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation; provided, however, that prior to such final adjudication the corporation may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment or both appears, in the judgment of a majority of those members of the Board of Directors who are not involved in such matters, to be for the best interest of the corporation as evidenced by a resolution to that effect adopted after receipt by the corporation of a written opinion of counsel for the corporation, that, based on the facts available to such counsel, such officer, Director or member of the Scientific Advisory Board of the corporation has not been guilty of acting in a manner that would prohibit indemnification.

Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated not to be entitled to indemnification under this section.

The corporation shall similarly indemnify and hold harmless persons who serve at its express written request as directors or officers of another organization in which the corporation owns shares or of which it is a creditor.

The right of indemnification herein provided shall be in addition to and not exclusive of any other rights to which any officer, Director or member of the Scientific Advisory Board of the corporation, or any such persons who serve at its request as aforesaid, may otherwise be lawfully entitled. As used in this Section, the terms "officer," "Director," and "member of the Scientific Advisory Board" include their respective heirs, executors, and administrators.

ITEM 16. EXHIBITS.

     EXHIBIT
     NUMBER                       DESCRIPTION
     ------                       -----------

      4.1 Article 4 of the Restated Articles of Organization of the Registrant (previously filed as Exhibit No. 3.1 to the Registrant's Registration Statement on Form S-1, File No. 33-38883, and incorporated herein by reference)

      4.2   Form of Common Stock Certificate (previously filed as Exhibit No.
            4.2 to the Registrant's Registration Statement on Form S-1, File No. 33-31219, and incorporated herein by reference)

      5 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered

     23.1   Consent of Coopers & Lybrand L.L.P.

     23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5)

     24     Power of Attorney (filed in Part II of this Registration Statement)

     99.1 Stockholders' Agreement dated as of January 11, 1993, by and among the Registrant, Dana-Farber Cancer Institute, Inc., Dr. Stuart Schlossman and Apoptosis Technology, Inc.

ITEM 17. UNDERTAKINGS.

A. RULE 415 OFFERING

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities
Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the Form of prospectus filed with the Commission pursuant to Rule 424(b) of Regulation C under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs

(1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. REQUEST FOR ACCELERATION OF EFFECTIVE DATE OR FILING OF REGISTRATION STATEMENT ON FORM S-8

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Norwood, Massachusetts on March 19, 1998.

                                         IMMUNOGEN, INC.

                                         By: /s/ Mitchel Sayare
                                             ---------------------------------
                                             Mitchel Sayare, Chairman of the
                                             Board and Chief Executive Officer


                                POWER OF ATTORNEY

                                 ---------------

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchel Sayare and Kathleen A. Carroll, or any of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes may lawfully do or cause to be done by virtue hereof.


          SIGNATURE                                      TITLE                            DATE

    /s/ Mitchel Sayare               Chairman of the Board of Directors              March 19, 1998
    -----------------------          and Chief Executive Officer
    Mitchel Sayare                   (principal executive officer)

    /s/ Kathleen A. Carroll          Vice President, Finance and Administration,     March 19, 1998
    -----------------------          Treasurer (principal financial officer
    Kathleen A. Carroll              and principal accounting officer)

    /s/ Walter A. Blattler           Executive Vice President,                       March 19, 1998
    -----------------------          Science and Technology and Director
    Walter A. Blattler

    /s/ Michael R. Eisenson          Director                                        March 19, 1998
    -----------------------
    Michael R. Eisenson

    /s/ Stuart F. Feiner             Director                                        March 19, 1998
    -----------------------
    Stuart F. Feiner

    /s/ Donald E. O'Neill            Director                                        March 19, 1998
    -----------------------
    Donald E. O'Neill

    /s/ David W. Carter              Director                                        March 19, 1998
    -----------------------
    David W. Carter